Exhibit 99.1

Seven Arts Entertainment Announces Appointment of New Chief Financial Officer

LOS ANGELES, CA – December 2, 2014 – Seven Arts Entertainment Inc. (OTC: SAPX) (“Seven Arts” or the “Company”) is pleased to announce the appointment of Ms. Rachel Boulds as the Company’s new Chief Financial Officer effective December 1, 2014.

Prior to joining the Company, Ms. Boulds has been engaged in private practice as an accountant and consultant. Ms. Boulds specializes in preparation of full disclosure financial statements for public companies to comply with GAAP and SEC requirements. From August 2004 through July 2009, she was employed as an audit senior for HJ & Associates, LLC, where she performed audits and reviews for public and private companies, including the review of financial statements to comply with GAAP and SEC requirements. From 2003 through 2004, Ms. Boulds was employed as an audit senior for Mohler, Nixon and Williams. From September 2001, through July 2003, Ms. Boulds worked as an ABAS associate for PriceWaterhouseCoopers. From April 2000 through February 2001, she was employed an eCommerce accountant for the Walt Disney Group’s GO.com division. Ms. Boulds holds a B.S. in accounting from San Jose State University, 2001 and is licensed as a CPA in the state of Utah.

“I am pleased at this opportunity to join Seven Arts management team,” Ms. Boulds stated. “I look forward to working with Seven Arts directors and management team to execute on Seven Arts future business plan and vision.”

"We welcome Rachel to our management team," said Rick Bjorklund, Chairman and CEO of Seven Arts. "With her financial background and experience, Rachel will position Seven Arts in a leadership role to disseminate our financial statements in a timely fashion."

The Company also wishes to announce the resignation of Mr. Robert La Salle, its former Chief Financial Officer. We wish Mr. La Salle all the best in his future endeavors.

About Seven Arts Entertainment Inc.

Seven Arts Entertainment Inc. is a global diversified company with wireless communications and motion picture production assets. Seven Arts vertically integrated portfolio of solutions target a diverse array of enterprises and multiple disciplines. Seven Arts operates three wholly owned subsidiaries in its current portfolio: Seven Arts Filmed Louisiana which holds all rights to Seven Arts movie assets. iPTerra Technologies, Inc. is a designer, developer, manufacturer and marketer of a real-time 2-way wireless and/or wireline communications, and mine-safety solution for the global mining and industrial industry (www.ipterra.net). Aeronetworks provides advanced telecommunications and broadband services to niche markets including entertainment venues, rural communities and Native American tribes (www.aeronetworks.net).

Cautionary Information Regarding Forward-Looking Statements.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from the anticipated. The information contained in this release is as of December 2, 2014. Seven Arts assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

Contact:

Seven Arts Entertainment Inc.

Rick Bjorklund, Chairman and CEO

rick@aeronetworks.net